Rule 424(b)(3)

to Registration Statement 333-197412

JASON INDUSTRIES, INC.

SUPPLEMENT DATED SEPTEMBER 23, 2014

TO

PROSPECTUS DATED SEPTEMBER 12, 2014

SELLING SECURITY HOLDERS

The following information supplements and amends the information appearing under the heading “Selling Security Holders” in the prospectus dated September 12, 2014.

This prospectus supplement relates to the distribution of up to 6,814,333 shares of Common Stock and 1,150,000 IPO Placement Warrants to its members by Quinpario Partners I, LLC.

As of the date of this prospectus supplement, Quinpario Partners I, LLC no longer owns any shares of our Common Stock or any IPO Placement Warrants.

As discussed in the Selling Security Holders table, we may amend the prospectus to update the selling security holder list. On September 22, 2014, Quinpario Partners I, LLC effected an in-kind distribution of 6,814,333 shares of Common Stock and 1,150,000 IPO Placement Warrants to its members. In connection with this distribution and certain related transactions, shares of our Common Stock and IPO Placement Warrants were distributed to (i) entities related to Jeffry Quinn, our Chairman of the Board, (ii) Hotard Family Interests, Ltd., an entity related to Edgar G. Hotard, a Director of our Company and (iii) Dr. John Rutledge, a Director of our Company. Accordingly, this prospectus supplement is being filed to reflect the distribution of shares of Common Stock and IPO Placement Warrants previously held by Quinpario Partners I, LLC to (i) entities related to Jeffry Quinn, (ii) Hotard Family Interests, Ltd. and (iii) Dr. John Rutledge. The balance of the shares of our Common Stock and IPO Placement Warrants held by Quinpario Partners I, LLC were distributed to entities or persons who are not affiliates (as such term is defined under the Securities Act of 1933, as amended) of our company. The shares of Common Stock distributed to such entities or persons (as well as the shares of Common Stock distributed to (i) entities related to Jeffry Quinn, (ii) Hotard Family Interests, Ltd. and (iii) Dr. John Rutledge) are subject to the same lock-up restrictions as Quinpario Partners I, LLC was subject to.

The percentage ownership data is based on 21,990,666 shares of Common Stock outstanding as of September 15, 2014.

We have prepared the table below based on information given to us by, or on behalf of, the selling stockholders on or before the date of this prospectus supplement.

We may amend or supplement this prospectus from time to time in the future to update or change this selling security holders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Common Stock

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering
David C. Westgate(1)	657,574	657,574	0	0%
Stephen L. Cripe(1)	155,869	155,869	0	0%
William P. Schultz(1)	14,612	14,612	0	0%
David A. Cataldi(1)	73,063	73,063	0	0%
Srivas Prasad(1)	24,354	24,354	0	0%
Dr. Florestan von Boxberg(1)	29,225	29,225	0	0%
John J. Hengel(1)	29,225	29,225	0	0%
Steven Carollo(1)	14,612	14,612	0	0%
Keith Jochims(1)	2,922	2,922	0	0%
Vincent L. Martin and Janet Dowler Martin Revocable Trust 1993 u/a/d(1)	48,709	48,709	0	0%
Saw Mill Capital Partners LP(2)	1,193,583	1,193,583	0	0%
Falcon Strategic Partners III, L.P.(3)	706,028	706,028	0	0%
Hamilton Lane Co-Investment Fund II Holdings, LP	535,847	535,847	0	0%
James P. Heffernan(1)	53,800	53,800	0	0%
Edgar G. Hotard(1)(4)	53,800	53,800	0	0%
Hotard Family Interests, Ltd.(4)	84,341	84,341	0	0%
Walter Thomas Jagodinski(1)	53,800	53,800	0	0%
Dr. John Rutledge(1)	90,470	90,470	0	0%
Ilan Kaufthal(1)	53,800	53,800	0	0%
Richa Bansal	35,000	35,000	0	0%
Elizabeth A. Reid	35,000	35,000	0	0%
Kelly L. Merryman	20,000	20,000	0	0%
Carman M. Diebold	20,000	20,000	0	0%
Ashish Gupta	45,000	45,000	0	0%
Michael C. Krull	45,000	45,000	0	0%
Arthur Wrubel	81,180	81,180	0	0%
FrontFour Master Fund Ltd.(5)	1,987,626	811,800	1,175,826	5.3%
JMB Capital Partners Master Fund, L.P.(6)	1,217,700	1,217,700	0	0%
Scoggin Worldwide Fund, Ltd.(7)	81,180	81,180	0	0%
TWC/Scoggin Event Driven Master Fund Ltd.(7)	37,261	16,561	20,700	0.1%
Scoggin International Fund Ltd.(7)	726,755	298,905	427,850	1.9%
Scoggin Capital Management II LLC(7)	951,555	415,155	536,400	2.4%
Seneca Capital, LP(8)	925,788	180,788	745,000	3.4%
Seneca Capital International Master Fund, LP(8)	317,752	62,752	255,000	1.2%
GE Capital Equity Investments, Inc.	284,130	284,130	0	0%
J. Goldman Master Fund, LP	202,950	202,950	0	0%
The Quinn Group LLC(9)	3,734,285	3,734,285	0	0%
Jeffry N. Quinn Family Trust uad 8/10/2012 FBO Grace Quinn(9)	18,335	18,335	0	0%
Jeffry N. Quinn Family Trust uad 8/10/2012 FBO Sarah Quinn(9)	18,335	18,335	0	0%

IPO Placement Warrants

Name of Selling Security Holder	Number of IPO Placement Warrants Beneficially Owned Prior to Offering	Number of IPO Placement Warrants to be Sold Pursuant to this Prospectus	Number of IPO Placement Warrants Beneficially Owned After Offering	Percentage of IPO Placement Warrants Beneficially Owned After Offering
Hotard Family Interests, Ltd.(4)	23,000	23,000	0	0%
Dr. John Rutledge	10,000	10,000	0	0%
The Quinn Group LLC(9)	522,551	522,551	0	0%
Jeffry N. Quinn Family Trust uad 8/10/2012 FBO Grace Quinn(9)	5,000	5,000	0	0%
Jeffry N. Quinn Family Trust uad 8/10/2012 FBO Sarah Quinn(9)	5,000	5,000	0	0%

Series A Convertible Preferred Stock

Name of Selling Security Holder	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned Prior to Offering	Number of Shares of Series A Convertible Preferred Stock to be Sold Pursuant to this Prospectus		Number of Shares of Series A Convertible Preferred Stock Beneficially Owned After Offering	Percentage of Shares of Series A Convertible Preferred Stock Beneficially Owned After Offering
Arthur Wrubel	1,000	1,486	(10)	0	0%
FrontFour Master Fund Ltd.(5)	10,000	14,860	(11)	0	0%
JMB Capital Partners Master Fund, L.P.(6)	15,000	22,289	(12)	0	0%
Scoggin Worldwide Fund, Ltd.(7)	1,000	1,486	(13)	0	0%
TWC/Scoggin Event Driven Master Fund Ltd.(7)	204	303	(13)	0	0%
Scoggin International Fund Ltd.(7)	3,682	5,471	(13)	0	0%
Scoggin Capital Management II LLC(7)	5,114	7,599	(13)	0	0%
Seneca Capital, LP(8)	2,227	3,309	(14)	0	0%
Seneca Capital International Master Fund, LP(8)	773	1,149	(14)	0	0%
GE Capital Equity Investments, Inc.	3,500	5,201	(15)	0	0%
J. Goldman Master Fund, LP	2,500	3,715	(16)	0	0%

(1)	Effective June 30, 2014, Mr. Westgate was appointed to serve as our Chief Executive Officer and elected to our board of directors, Mr. Cripe was appointed to serve as our Chief Financial Officer, Mr. Hengel was appointed to serve as our Vice President of Finance, Mr. Schultz was appointed to serve as our General Counsel, Mr. Cataldi was appointed to serve as our President of the Acoustics and Components segments, Mr. Prasad was appointed to serve as our President of the Seating segment, Dr. von Boxberg was appointed to serve as our President of the Finishing segment, and Mr. Martin, who controls the Vincent L. Martin and Janet Dowler Martin Revocable Trust 1993 u/a/d was appointed to our board of directors. Mr. Heffernan, Hotard and Rutledge currently serve on our board of directors and have served in such capacity since August 2013. Mr. Jagodinski and Kaufthal previously served on our board of directors from August 2013 until the consummation of our Business Combination on June 30, 2014. Effective June 30, 2014, each of Messrs. Carollo and Jochims became non-executive officer employees of Jason.

(2)	Saw Mill Capital Partners, LP is the direct owner of 1,183,438 shares of JPHI and Saw Mill Capital Investors, LP is the direct owner of 10,145 shares of JPHI, which are entitled to receive an equal number of shares of Common Stock of the Company in exchange for such shares in JPHI.
(3)	Falcon Strategic Partners III, LP is the direct owner of 706,028 shares of JPHI and is entitled to receive an equal number of shares of Common Stock of the Company in exchange for such shares in JPHI. These JPHI shares and the shares of Common Stock into which the JPHI shares are exchangeable may be deemed to be beneficially owned by Falcon Strategic Investments III, LP (“FSI”), the general partner of Falcon Strategic Partners III, LP (“FSIGP”), and Falcon Strategic Investments GP III, LLC, the general partner of Falcon Strategic Investments III, LP. Each of FSI and FSGIP disclaims beneficial ownership of any shares not directly owned by such person.
(4)	Mr. Hotard may be deemed the beneficial owner of the shares of Common Stock and IPO Placement Warrants beneficially owned by Hotard Family Interests, Ltd. Hotard Family Interests, Ltd. is controlled by Mr. Hotard, who has voting and dispositive power over its securities. Mr. Hotard disclaims beneficial ownership of securities owned by Hotard Family Interests, Ltd., except to the extent of his pecuniary interest therein.
(5)	FrontFour Master Fund Ltd. directly owns 811,800 shares of Common Stock that can be issued upon conversion of our Series A Convertible Preferred Stock. FrontFour Capital Group LLC directly owns 895,270 shares of Common Stock, 178,038 shares of Common Stock underlying warrants. FrontFour Capital Corporation directly owns 84,056 shares of Common Stock and 18,462 shares of Common Stock underlying warrants. FrontFour Capital Group LLC is the investment manager for FrontFour Master Fund Ltd., FrontFour Capital Partners LP and FrontFour Capital Partners Ltd, (collectively, “FrontFour Funds”). FrontFour GP LLC is the general partner to FrontFour Capital Partners LP. The managing members of FrontFour GP LLC are Stephen Loukas, David Lorber and Zachary George (collectively the “FrontFour Managers”). FrontFour Capital Group LLC, FrontFour GP LLC, and each of the FrontFour Managers may be deemed to beneficially own the securities held by the FrontFour Funds and each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein. FrontFour Capital Corporation is a Canadian investment advisor to a Canadian mutual fund trust called FrontFour Opportunity Fund.
(6)	Smithwood Advisers, L.P. (“Smithwood Advisers”) is the investment adviser to JMB Capital Partners Master Fund, L.P. (“JMB Capital”). Smithwood Partners, LLC (“Smithwood Partners”) is the general partner of JMB Capital and Smithwood General Partner, LLC (“Smithwood GP”) is the general partner of Smithwood Advisers. Jonathan Brooks is the managing member of Smithwood Partners and the controlling owner and managing member of Smithwood GP. Smithwood Advisers, Smithwood Partners, Smithwood GP and Mr. Brooks may be deemed to beneficially own the securities held by JMB Capital. Smithwood Advisers, Smithwood Partners, Smithwood GP and Mr. Brooks each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.
(7)	See Footnote 6 under Security Ownership of Certain Beneficial Owners and Management with respect to the ownership of Scoggin Worldwide Fund, Ltd., TWC/Scoggin Event Driven Master Fund L.P., Scoggin International Fund Ltd. and Scoggin Capital Management II LLC.
(8)	Seneca Capital, LP directly owns 745,000 shares of Common Stock and 180,788 shares of Common Stock that can be issued upon conversion of our Series A Convertible Preferred Stock. Seneca Capital International Master Fund, LP directly owns 255,000 shares of Common Stock and 62,752 shares of Common Stock that can be issued upon conversion of our Series A Convertible Preferred Stock. Seneca Capital Investments, LP (“Seneca Investments”) is the investment manager for Seneca Capital, LP (“Seneca LP”) and Seneca Capital International Master Fund, LP (“Seneca International” and, together with Seneca LP, the “Seneca Capital Funds”). Seneca Capital Investments, LLC (“Seneca LLC”) is the general partner of Seneca Investments. The managing member of Seneca LLC is Douglas A. Hirsch. Seneca Capital Advisors LLC (“Seneca Advisors”) is the general partner of Seneca LP. The managing member of Seneca Advisors is Douglas A. Hirsch. Seneca Investments, Seneca LLC, Seneca Advisors and Douglas A. Hirsch may be deemed to beneficially own the securities held by the Seneca Capital Funds. Seneca Investments, Seneca LLC, Seneca Advisors and Douglas A. Hirsch each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(9)	Jeffry N. Quinn, our Chairman of the Board, may be deemed the beneficial owner of the shares of Common Stock and IPO Placement Warrants beneficially owned by The Quinn Group LLC, the Jeffry N. Quinn Family Trust uad 8/10/2012 FBO Grace Quinn and the Jeffry N. Quinn Family Trust uad 8/10/2012 FBO Sarah Quinn. Mr. Quinn disclaims beneficial ownership over any securities in which he does not have any pecuniary interest. In addition, as indicated in Footnote 18 under Security Ownership of Certain Beneficial Owners and Management, Mr. Quinn beneficially owns 50,000 owned directly by the Jeffry N. Quinn Revocable Trust dated July 28, 2000, as amended, and owns 97,560 shares owned directly by the Jeffry Quinn IRA.
(10)	Includes 486 shares of Series A Convertible Preferred Stock potentially issuable over the next five years as dividends.
(11)	Includes 4,860 shares of Series A Convertible Preferred Stock potentially issuable over the next five years as dividends.
(12)	Includes 7,289 shares of Series A Convertible Preferred Stock potentially issuable over the next five years as dividends.
(13)	Includes with respect to Scoggin Worldwide Fund, Ltd., TWC/Scoggin Event Driven Master Fund Ltd., Scoggin International Fund Ltd. and Scoggin Capital Management II LLC, 486, 99, 1,789 and 2,485 shares respectively of Series A Convertible Preferred Stock potentially issuable over the next five years as dividends.
(14)	Includes with respect to Seneca Capital, LP and Seneca Capital International Master Fund, LP, 1,082 and 376 shares respectively of Series A Convertible Preferred Stock potentially issuable over the next five years as dividends.
(15)	Includes 1,701 shares of Series A Convertible Preferred Stock potentially issuable over the next five years as dividends.
(16)	Includes 1,215 shares of Series A Convertible Preferred Stock potentially issuable over the next five years as dividends.

Material Relationships with Selling Security Holders

In addition to the transactions described below, please see “Certain Relationships and Related Transactions” appearing elsewhere in this prospectus for information regarding all other material relationships with our selling security holders within the past three years.

On May 9, 2014, the Company executed a Backstop and Subscription Agreement with the investors named therein, which included each of the selling security holders of the Series A Convertible Preferred Stock, providing for the issuance by the Company of 45,000 shares of Series A Convertible Preferred Stock in a private placement that closed simultaneously with the closing of our Business Combination on June 30, 2014, for gross proceeds to the Company of approximately $45 million. See “Description of Capital Stock—Authorized and Outstanding Stock—Series A Convertible Preferred Stock.” Also pursuant to the Backstop and Subscription Agreement, investors agreed to collectively purchase up to $17.5 million worth of shares of Common Stock of the Company at a purchase price of up to $10.255 per share through open market purchases, privately negotiated transactions, a private placement or a combination thereof. The Backstop and Subscription Agreement had an effective date as of May 14, 2014. No shares of Common Stock were purchased in a private placement with the Company pursuant to the Backstop and Subscription Agreement.

On May 9, 2014, the Company also entered into a Registration Rights Agreement, providing for the registration of such Series A Convertible Preferred Stock (including the Common Stock into which the Series A Convertible Preferred Stock may be converted), as further described in “Description of Capital Stock—Registration Rights.”